Exhibit 99.1

Contact:
Diane Bessette
Vice President and Treasurer
Lennar Corporation
(305) 229-6419

FOR IMMEDIATE RELEASE

LENNAR ANNOUNCES FINAL RESULTS OF TENDER FOR 5.95% SENIOR NOTES DUE 2013

MIAMI, August 14, 2012 — Lennar Corporation (NYSE: LEN and LEN.B) announced that a total of $204,721,000 principal amount of the Company’s 5.95% senior notes due 2013 (“5.95% Senior Notes”) were validly tendered in response to the Company’s tender offer and not withdrawn before the tender offer expired at 8:00 a.m. on August 14, 2012. All but $5,000 principal amount of the 5.95% Senior Notes were tendered during the early tender period that ended on July 30, 2012, and, as previously announced, were purchased on July 31, 2012 for 103% of their principal amount plus accrued but unpaid interest to, but not including, the early tender purchase date. The remaining $5,000 principal amount are being purchased for 102% of their principal amount plus accrued but unpaid interest to, but not including, August 14, 2012. Approximately $63 million principal amount of 5.95% Senior Notes are still outstanding.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Lennar’s Rialto Investments segment is focused on distressed real estate asset investments, asset management and workout strategies. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause actual events or transaction terms to differ materially from the events and transaction terms anticipated in forward-looking statements. We do not undertake any obligation to update forward-looking statements, except as required by federal securities laws.

###